Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - April 23, 2021) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three months ended March 31, 2021.
1st Quarter 2021 Summary

•Net sales of $483.7 million, a 7% increase compared to the first quarter of 2020
•Gross profit margin of 37.9%, a 340 basis point improvement over the first quarter of 2020
•Net income of $113.5 million, a 27% increase compared to the first quarter of 2020
•Earnings per diluted share of $0.46, a 28% increase compared to the first quarter of 2020
•2.8 million shares repurchased

    For the first quarter of 2021, the Company reported net sales of $483.7 million, which was an increase of 7% compared to net sales of $453.8 million in the first quarter of 2020. During the first quarter of 2021, vehicle production levels were negatively impacted by electronics and other part shortage issues. These shortages were the primary reason for the 12% reduction in North American light vehicle production compared to the beginning of the quarter forecasts. The part shortages also impacted light vehicle production levels in Europe and the Japan and Korea markets which were each down 3% versus the beginning of the quarter forecasts. The part shortages and corresponding change to light vehicle production are estimated to have reduced Company revenue in the first quarter of 2021 by approximately $45 million. Despite these issues, the first quarter of 2021 was the second highest sales quarter in Company history, behind only the fourth quarter of 2020. "Our guidance for the year included a first quarter that was forecasted to be similar to the fourth quarter of 2020 from a revenue perspective, but first quarter revenues were clearly impacted by the difficulties created by parts shortages," said President and CEO Steve Downing. “During the first quarter of 2021, our primary revenue generating markets of North America, Europe and Japan and Korea were down 2% on a combined basis, when compared to the first quarter of 2020, which means our revenue growth of 7% yielded a total out-growth versus the underlying market of 9%. It is also important to remember that the first quarter of 2020 was negatively impacted by COVID-19 shutdowns, which means that vehicle production levels from the first

Exhibit 99.1
quarter of 2021 declined 15% in comparison to the first quarter of 2019. However, the Company has experienced a net revenue growth rate of 3% when comparing those quarters, which calculates to a 18% outperformance versus the underlying market in that two year period. ” concluded Downing.
    For the first quarter of 2021, the gross margin was 37.9%, compared to a gross margin of 34.5% for the first quarter of 2020. The gross margin improved significantly on a quarter over quarter basis, which was driven by the structural cost savings put in place in the second quarter of 2020, as well as product mix tailwinds related to exterior-auto dimming mirror unit shipment growth and Full Display Mirror® unit shipment growth. Gross margins were negatively impacted during the quarter by part shortages that resulted in raw material price increases and increased freight costs. "The Company has once again performed very well in an incredibly difficult operating environment. The chaos created this quarter by component shortages, freight issues, as well as customer plant shutdowns and order changes made scheduling very difficult, but the team at Gentex was able to not only keep up with our customers’ orders but also improve gross margins by 340 basis points versus the first quarter of last year,” said Downing. “While the gross margin in the first quarter of 2021 was below our annual guidance range, the majority of that shortfall was driven by the $45 million in lost sales in the quarter. We expect to see further improvement in gross margins based on the higher sales levels that are forecasted for the remainder of the year."
     Operating expenses during the first quarter of 2021 decreased by 4% to $49.6 million, compared to operating expenses of $51.6 million in the first quarter of 2020. The decrease was primarily driven by the continuation of the structural cost reductions made during the second quarter of 2020, but the lack of international travel and the cancellation of all industry-based trade shows because of the COVID-19 pandemic also contributed to lower operating expenses.
    Income from operations for the first quarter of 2021 was $133.7 million, which was an increase of 27% when compared to income from operations of $105.0 million for the first quarter of 2020.
During the first quarter of 2021, the Company's effective tax rate was 16.1%, down from 16.6% during the first quarter of 2020. The decrease in the tax rate was driven by increased foreign derived intangible income deductions, as well as increased discrete benefits from stock-based compensation.

Exhibit 99.1
Net income increased 27% to $113.5 million for the first quarter of 2021 compared to net income of $89.5 million in the first quarter of 2020. The increase in net income was driven by the quarter over quarter increase in sales, improved product mix, higher gross margins and the continued operating leverage as a result of the structural cost savings that were put in place during the second quarter of 2020.
Earnings per diluted share for the first quarter of 2021 were $0.46, an increase of 28% compared to earnings per diluted share of $0.36 for the first quarter of 2020. The increase in earnings per share is the result of the higher net income and a lower diluted share count when compared to the first quarter of 2020.
    Automotive net sales in the first quarter of 2021 were $475.6 million, compared with $439.9 million in the first quarter of 2020, which was an 8% increase quarter over quarter. Auto-dimming mirror unit shipment growth outpaced revenue growth during the first quarter of 2021 primarily as a result of a 15% growth in international shipments. The increase in international unit shipments were largely comprised of base interior and exterior auto-dimming mirror units and included significant growth in the China market.
    Other net sales in the first quarter of 2021, which includes dimmable aircraft windows and fire protection products, were $8.1 million, a decrease of 42% compared to other net sales of $13.9 million in the first quarter of 2020. Dimmable aircraft window sales decreased by 70% for the first quarter of 2021 when compared to the first quarter of 2020. The Company continues to expect that dimmable aircraft window sales will be impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 aircraft production levels improve.
Share Repurchases
During the first quarter of 2021, the Company repurchased 2.8 million shares of its common stock at an average price of $35.46 per share. As of March 31, 2021, the Company has approximately 6.7 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from

Exhibit 99.1
time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic), market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the second quarter 2021, and full years 2021 and 2022 are based on the mid-April 2021 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China. Light vehicle production in the Company's primary markets is expected to increase 46% for the second quarter of 2021 versus the same period last year as a result of rebounds in North America, Europe and Japan/Korea production as compared to the COVID-19 impacted second quarter of 2020. For calendar year 2021, light vehicle production in our primary markets is forecasted to increase 10% when compared to calendar year 2020. Second quarter 2021, and calendar years 2021 and 2022 forecasted vehicle production volumes are shown below:

Light Vehicle Production (per IHS Markit mid-April light vehicle production forecast)
(in Millions)
Region	Q2 2021	Q2 2020	% Change	Calendar Year 2022	Calendar Year 2021	Calendar Year 2020	2022 vs 2021 % Change	2021 vs 2020 % Change
North America	3.78	1.38	174%	16.86	15.68	13.02	8%	20%
Europe	4.70	2.25	109%	20.06	18.63	16.57	8%	12%
Japan and Korea	2.70	2.01	34%	12.35	11.74	11.21	5%	5%
China	5.94	6.08	(2)%	26.29	24.87	23.59	6%	5%
Total Light Vehicle Production	17.12	11.72	46%	75.56	70.92	64.39	7%	10%

Based on this light vehicle production forecast, the structural cost savings that were implemented in 2020, and the first quarter 2021 results, the Company is making no changes to its previously provided guidance for calendar year 2021 as shown in the table below. Over the last several quarters, the Company has been closely monitoring the tariff discussions between the US and the EU. Currently, EU Regulation 2018/0886 is scheduled to go into effect on June 1, 2021. The Company remains hopeful that a trade agreement can be reached before this date so that the increased tariffs do not take effect. If these tariffs do go into effect on June 1, 2021, the Company estimates an impact in 2021 of approximately $7 - $10 million in incremental expense that is not contemplated in the guidance below.

Exhibit 99.1

2021 Guidance
Item	2021
Revenue	$1.94 - $2.02 billion
Gross Margin	39% - 40%
Operating Expenses	$210 - $220 million
Tax Rate	16% - 18%
Capital Expenditures	$85 - $95 million
Depreciation & Amortization	$105 - $110 million

Based on the mid-April 2021 light vehicle production estimates for 2022, the Company is updating revenue guidance for 2022. Despite the fact that there continues to be significant uncertainty regarding macroeconomic conditions, underlying overall consumer demand for light vehicles worldwide, and the continued impact from the COVID-19 pandemic; the Company is increasing its estimate for calendar year 2022 revenue to be approximately 8% - 13% higher than the estimated revenue for calendar year 2021.
"Our forecast for calendar year 2021 remains strong despite the supply chain issues that are continuing to impact the current vehicle production environment. While these issues create instability in the short term, the industry dynamics currently point to improved light vehicle production for the second half of 2021 and also forecast the continued recovery of light vehicle production into calendar year 2022. More specific to Gentex, the combination of our launch cadence, product mix and overall program awards continue to provide us confidence about the future growth rate and health of our business in an otherwise hard to predict market. Over the last 12 months, our employees have been able to adapt to each situation. First, it was never seen before shutdowns, followed by the busiest six months in Company history. We are now battling to make sure we are able provide products to our customers at the volume and timing they require without compromising our commitment to the quality standards that underlies our reputation in the industry. Accomplishing these objectives has become quite difficult, but we are not satisfied with those accomplishments alone. During this difficult time, we have continued our active pursuit of new technologies, maintained our focus on cost discipline that yielded margin improvement on our core business, and continued to invest capital in the Company, all while maintaining our rigorous approach to capital allocation and share repurchases,” concluded Downing.

Exhibit 99.1
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, "future", “goal”, "guidance", “hope”, "intend", “may”, “plan”, “poised”, "predict", “project”, "should", "strategy", "target", “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; supply chain disruptions; our dependence of information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result

Exhibit 99.1
of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic that has affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of April 16, 2021 (http://www.gentex.com/forecast-disclaimer).
First Quarter Conference Call
    A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET, April 23, 2021. The dial-in number to participate in the call is 844-389-8658, passcode 8652117. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/fp6m9zc8. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2021	2020	% Change
North American Interior Mirrors	2,073	2,019	3%
North American Exterior Mirrors	1,493	1,234	21%
Total North American Mirror Units	3,566	3,253	10%
International Interior Mirrors	5,779	5,032	15%
International Exterior Mirrors	2,436	2,108	16%
Total International Mirror Units	8,215	7,141	15%
Total Interior Mirrors	7,852	7,051	11%
Total Exterior Mirrors	3,929	3,343	18%
Total Auto-Dimming Mirror Units	11,780	10,394	13%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2021	2020
Net Sales	$483,724,839	$453,761,726

Cost of Goods Sold	300,424,671	297,174,245
Gross Profit	183,300,168	156,587,481

Engineering, Research & Development	27,652,081	29,615,422
Selling, General & Administrative	21,914,386	21,944,892
Operating Expenses	49,566,467	51,560,314

Income from Operations	133,733,701	105,027,167

Other Income	1,533,035	2,247,482
Income before Income Taxes	135,266,736	107,274,649

Provision for Income Taxes	21,815,866	17,768,848

Net Income	$113,450,870	$89,505,801

Earnings Per Share(1)
Basic	$0.47	$0.36
Diluted	$0.46	$0.36

Cash Dividends Declared per Share	$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Cash and Cash Equivalents	$455,940,751	$423,371,036
Short-Term Investments	25,944,114	27,164,369
Accounts Receivable, net	277,676,643	284,925,335
Inventories	233,060,307	226,291,843
Other Current Assets	17,893,732	17,577,981
Total Current Assets	1,010,515,547	979,330,564

Plant and Equipment - Net	460,593,013	468,135,135

Goodwill	314,681,508	311,922,787
Long-Term Investments	172,934,410	162,028,068
Intangible Assets	256,911,809	249,748,127
Patents and Other Assets	26,809,257	26,776,489
Total Other Assets	771,336,984	750,475,471

Total Assets	$2,242,445,544	$2,197,941,170

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$223,229,993	$177,736,857
Other Non-current Liabilities	18,059,874	17,300,442
Deferred Income Taxes	40,174,963	38,960,743
Shareholders' Investment	1,960,980,714	1,963,943,128
Total Liabilities & Shareholders' Investment	$2,242,445,544	$2,197,941,170